Exhibit 99.1

 News Release

Investor Contact

Matt Lee

Sr. Vice President, Finance and Investor Relations

Dine Brands Global, Inc.

IR@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Fourth Quarter and Fiscal Year 2023 Results

PASADENA, Calif., February 28, 2024 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the fourth quarter and fiscal year 2023.

“Our solid performance in the fourth quarter concluded a year of significant progress for Dine. We delivered another year of positive comp sales growth at IHOP and Applebee’s and generated year-over-year EBITDA growth while fully integrating Fuzzy’s into our system,” said John Peyton, chief executive officer, Dine Brands Global, Inc. “We are further strengthening our recipe for growth in 2024 with our methodical development strategy that will generate sustainable value over the long-term for our shareholders and franchisees.”

Vance Chang, chief financial officer, Dine Brands Global, Inc. added, “Our financial performance in the fourth quarter and throughout the course of 2023 has allowed us to strengthen our balance sheet and invest in our business while returning capital to shareholders. In spite of the challenging operating environment, we continued to improve our profitability and exceeded our EBITDA guidance. Overall, Dine remains very well positioned to support its franchisees, navigate near-term headwinds and drive growth over time.”

Domestic Restaurant Sales for the Fourth Quarter of 2023

•

Applebee’s year-over-year comparable same-restaurant sales declined 0.5% for the fourth quarter of 2023. Off-premise sales accounted for 20.8% of sales mix, representing per restaurant average weekly sales of approximately $10,900.

•

IHOP’s year-over-year domestic comparable same-restaurant sales increased 1.6% for the fourth quarter of 2023. Off-premise sales accounted for 20.4% of sales mix, representing per restaurant average weekly sales of approximately $8,000.

Fourth Quarter of 2023 Summary

•

Total revenues for the fourth quarter of 2023 were $206.3 million compared to $208.0 million for the fourth quarter of 2022. The decline was primarily due to the refranchising of the 69 company-operated Applebee’s units in October 2022 and the negative comparable same-restaurant sales growth at Applebee’s, offset by the positive comparable same-restaurants sales growth at IHOP and a full quarter’s revenue contribution from Fuzzy’s acquired in December 2022. Total revenues excluding the refranchised Applebee’s restaurants for the fourth quarter of 2023 were $204.3 million compared to $196.5 million for the fourth quarter of 2022.

•

General and Administrative (“G&A”) expenses for the fourth quarter of 2023 were $50.5 million compared to $58.8 million for the fourth quarter of 2022. The variance was primarily attributable to transaction costs related to the acquisition of Fuzzy’s in December 2022, a decrease in compensation-related expenses, the refranchising of the Applebee’s restaurants and lower conference expenses partially offset by the inclusion of Fuzzy’s operations in the fourth quarter of 2023.

•

GAAP net income available to common stockholders was $32.3 million, or earnings per diluted share of $2.14, for the fourth quarter of 2023 compared to net income available to common stockholders of $11.0 million, or earnings per diluted share of $0.72 for the fourth quarter of 2022. The increase was primarily due to an income tax benefit resulting from the conclusion of a state income tax audit settlement, a decrease in G&A expenses and a decrease in weighted-average diluted shares as a result of share repurchases.

•

Adjusted net income available to common stockholders was $21.1 million, or adjusted earnings per diluted share of $1.40, for the fourth quarter of 2023 compared to adjusted net income available to common stockholders of $20.6 million, or adjusted earnings per diluted share of $1.34, for the fourth quarter of 2022. The increase was primarily due to an increase in segment profit, a decrease in G&A expenses and a decrease in weighted-average diluted shares as a result of share repurchases offset by higher interest expense and income taxes. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the fourth quarter of 2023 was $62.2 million compared to $57.0 million for the fourth quarter of 2022. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees for the fourth quarter of 2023 resulted in 24 new restaurant openings and the closure of 14 restaurants.

2023 Summary

•

Total 2023 revenues were $831.1 million compared to $909.4 million for the prior year. The decline was primarily due to the refranchising of the 69 company-operated Applebee’s units in October 2022, offset by the positive comparable same-restaurants sales growth at IHOP and Applebee’s. Total revenues excluding the refranchised Applebee’s restaurants for 2023 were $822.7 million compared to $780.7 million for the prior year.

•

G&A expenses for 2023 were $198.1 million compared to $190.7 million for 2022. The variance was primarily due to costs resulting from the inclusion of Fuzzy’s operations acquired in December 2022, the stopping of the IHOP Flip’d initiative and increases in professional services, compensation-related and software maintenance costs, partially offset by the decreases due to the refranchised Applebee’s restaurants and the transaction costs related to the Fuzzy’s acquisition in 2022.

•

GAAP net income available to common stockholders was $94.9 million, or earnings per diluted share of $6.22, for 2023 compared to net income available to common stockholders of $78.9 million, or earnings per diluted share of $4.96 for 2022. The increase was primarily due to an increase in segment profit, an income tax benefit resulting from the conclusion of a state income tax audit settlement and a decrease in weighted-average diluted shares as a result of share repurchases offset by an increase in interest expense and an increase in G&A expenses.

•

Adjusted net income available to common stockholders was $101.4 million, or adjusted earnings per diluted share of $6.65, for 2023 compared to adjusted net income available to common stockholders of $98.5 million, or adjusted earnings per diluted share of $6.20, for 2022. The increase was primarily due to an increase in segment profit and a decrease in weighted-average diluted shares as a result of shares repurchases offset by higher G&A expenses and interest expense. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•	Consolidated adjusted 2023 EBITDA was $256.4 million compared to $251.9 million for 2022. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows provided by operating activities for 2023 were $131.1 million. This compares to cash provided by operating activities of $89.3 million for 2022. The increase was primarily due to a favorable change in working capital and an increase in segment profit.

•

The Company had adjusted free cash flow of $103.3 million for 2023. This compares to adjusted free cash flow of $64.6 million for 2022. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees for 2023 resulted in 72 new restaurant openings and the closure of 75 restaurants.

Key Balance Sheet Metrics (as of December 31, 2023)

•	Total cash, cash equivalents and restricted cash of approximately $200.6 million, of which approximately $146.0 million was unrestricted cash.

•	Leverage ratio of approximately 4.2x compared with approximately 4.6x as of September 30, 2023.

•	Available borrowing capacity under the Variable Funding Senior Secured Notes is over $220 million.

GAAP Effective Tax Rate

The fiscal year 2023 effective tax rate of 13.0% applied to pretax book income was different than the statutory Federal income tax rate of 21% primarily due to the conclusion of a state income tax audit settlement, resulting in an income tax benefit of $15.1 million.

Capital Returns to Equity Holders

During the fourth quarter of 2023, the Company repurchased approximately $6 million of its common stock. In 2023, the Company repurchased approximately $26 million of its common stock.

On February 26, 2024, the Company announced that its Board of Directors declared and approved a quarterly cash dividend of $0.51 per share of common stock. The dividend will be paid on April 5, 2024, to the Company’s stockholders of record at the close of business on March 20, 2024.

Financial Performance Guidance for 2024

The Company introduced its fiscal 2024 guidance items:

•	Applebee’s domestic system-wide comparable same-restaurant sales performance is expected to range between 0% and 2%.

•	IHOP’s domestic system-wide comparable same-restaurant sales performance is expected to range between 1% and 3%.

•	Domestic development activity for Applebee’s franchisees is between 25 and 35 net fewer restaurants.

•	Domestic development activity by IHOP franchisees and area licensees is expected to be between 15 and 25 net new openings.

•	Consolidated adjusted EBITDA is expected to range between approximately $255 million and $265 million.

•	G&A expenses are expected to range between approximately $200 million and $210 million. This total includes non-cash stock-based compensation expense and depreciation of approximately $35 million.

•	Gross capital expenditures are expected to range between approximately $15 million and $20 million.

Dine Brands does not provide forward-looking guidance for GAAP net income because it is unable to predict certain items contained in the GAAP measure without unreasonable efforts. These items may include closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income-based taxes and other items deemed not reflective of current operations.

Fourth Quarter of 2023 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on February 28, 2024, at 9:00 a.m. Eastern time. To access the call, please click this conference call registration link, and you will be provided with dial in details. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of December 31, 2023, these three brands consisted of over 3,500 restaurants across 18 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions, including the impact of inflation, particularly as it may impact our franchisees directly; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any gain or loss related to debt extinguishment, any charges related to stopping the IHOP Flip’d initiative, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any interest charges, any income tax provision or benefit, any depreciation and amortization, any non-cash stock-based compensation, any closure and impairment charges, any gain or loss related to debt extinguishment, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Additionally, the Company has provided total revenues excluding the refranchised Applebee’s restaurants for the three and twelve months ended December 31, 2023 and for the comparative prior year periods. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Total revenues excluding the refranchised Applebee’s restaurants is helpful for Management to evaluate the performance of franchised restaurants over comparative periods. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$101,571	$95,398	$405,569	$373,110
Advertising revenues	74,395	72,642	300,796	289,328

Total franchise revenues	175,966	168,040	706,365	662,438
Company restaurant sales	289	9,694	2,128	126,869
Rental revenues	29,451	29,411	119,970	116,491
Financing revenues	596	820	2,605	3,604

Total revenues	206,302	207,965	831,068	909,402

Cost of revenues:
Franchise expenses:
Advertising expenses	74,561	70,377	300,962	287,063
Bad debt expense	66	784	2,659	261
Other franchise expenses	10,992	10,182	40,782	34,584

Total franchise expenses	85,619	81,343	344,403	321,908
Company restaurant expenses	303	9,920	2,136	121,722
Rental expenses:
Interest expense from finance leases	699	708	2,771	2,962
Other rental expenses	21,167	21,313	84,705	85,033

Total rental expenses	21,866	22,021	87,476	87,995
Financing expenses	86	102	369	419

Total cost of revenues	107,874	113,386	434,384	532,044

Gross profit	98,428	94,579	396,684	377,358
General and administrative expenses	50,512	58,800	198,057	190,746
Interest expense, net	18,498	14,760	70,047	60,952
Closure and impairment charges	506	(31)	3,594	3,062
Amortization of intangible assets	2,721	2,565	10,923	10,559
(Gain) loss on extinguishment of debt	—	(1,371)	10	(210)
Loss (gain) on disposition of assets	41	496	2,350	(2,536)

Income before income taxes	26,150	19,360	111,703	114,785
Income tax (provision) benefit	6,889	(8,009)	(14,527)	(33,674)

Net income	33,039	11,351	97,176	81,111
Other comprehensive income, net of tax:
Foreign currency translation adjustment	3	3	1	(6)

Total comprehensive income	$33,042	$11,354	$97,177	$81,105

Net income available to common stockholders:
Net income	$33,039	$11,351	$97,176	$81,111
Less: Net income allocated to unvested participating restricted stock	(751)	(311)	(2,317)	(2,174)

Net income available to common stockholders	$32,288	$11,040	$94,859	$78,937

Net income available to common stockholders per share:
Basic	$2.14	$0.72	$6.23	$4.97

Diluted	$2.14	$0.72	$6.22	$4.96

Weighted average shares outstanding:
Basic	15,106	15,344	15,233	15,873

Diluted	15,106	15,370	15,242	15,901

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts) (Unaudited)

	December 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$146,034	$269,655
Receivables, net of allowance of $4,462 (2023) and $4,806 (2022)	127,937	119,981
Restricted cash	35,058	38,929
Prepaid gift card costs	29,545	30,235
Prepaid income taxes	3,445	3,063
Other current assets	15,759	17,901

Total current assets	357,778	479,764
Other intangible assets, net	586,033	597,028
Operating lease right-of-use assets	275,214	289,123
Goodwill	254,062	253,956
Property and equipment, net	161,891	145,277
Long-term receivables, net of allowance of $5,002 (2023) and $5,529 (2022)	35,602	39,697
Deferred rent receivable	33,326	42,329
Non-current restricted cash	19,500	16,400
Other non-current assets, net	16,881	17,917

Total assets	$1,740,287	$1,881,491

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$100,000	$100,000
Accounts payable	36,193	52,067
Gift card liability	175,640	171,966
Current maturities of operating lease obligations	63,498	59,071
Current maturities of finance lease and financing obligations	7,243	7,542
Accrued employee compensation and benefits	23,211	23,456
Accrued advertising expenses	9,446	24,157
Dividends payable	7,827	8,017
Other accrued expenses	37,394	24,446

Total current liabilities	460,452	470,722
Long-term debt, net, less current maturities	1,084,502	1,241,914
Operating lease obligations, less current maturities	269,097	275,120
Finance lease obligations, less current maturities	34,389	30,377
Financing obligations, less current maturities	26,984	28,358
Deferred income taxes, net	60,829	74,651
Deferred franchise revenue, long-term	38,658	42,343
Other non-current liabilities	16,350	19,090

Total liabilities	1,991,261	2,182,575

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; 2023 -24,870,529 issued, 15,344,768 outstanding; 2022 - 24,959,972 issued, 15,599,239 outstanding	249	250
Additional paid-in-capital	256,542	259,339
Retained earnings	150,008	84,538
Accumulated other comprehensive loss	(64)	(65)
Treasury stock, at cost; shares: 2023 - 9,525,761; 2022 - 9,360,733	(657,709)	(645,146)

Total stockholders’ deficit	(250,974)	(301,084)

Total liabilities and stockholders’ deficit	$1,740,287	$1,881,491

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2023	2022
Cash flows from operating activities
Net income	$97,176	$81,111
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	35,630	37,952
Non-cash stock-based compensation expense	11,990	16,131
Non-cash closure and impairment charges	3,594	2,927
Non-cash interest expense	3,505	3,226
Deferred income taxes	(13,822)	(1,071)
Deferred revenue	(4,224)	(4,474)
Loss (gain) on extinguishment of debt	10	(210)
Loss (gain) on disposition of assets	2,359	(2,536)
Other	(3,552)	(5,160)
Changes in operating assets and liabilities:
Accounts receivable, net	1,913	(2,574)
Deferred rent receivable	9,003	7,928
Current income tax receivables and payables	1,160	8,326
Operating lease assets and liabilities	7,256	(11,823)
Gift card receivables and payables	5,095	2,783
Other current assets	1,911	(12,706)
Accounts payable	(16,027)	(3,665)
Accrued employee compensation and benefits	(1,748)	(16,264)
Accrued advertising expenses	(14,711)	(10,020)
Other current liabilities	4,622	(545)

Cash flows provided by operating activities	131,140	89,336

Cash flows from investing activities
Principal receipts from notes, equipment contracts and other long-term receivables	9,319	17,057
Net additions to property and equipment	(37,172)	(35,318)
Proceeds from sale of property and equipment	10	17,028
Additions to long-term receivables	(1,069)	(1,069)
Acquisition of business, net of cash acquired	(101)	(78,264)
Other	(1,084)	(338)

Cash flows used in investing activities	(30,097)	(80,904)

Cash flows from financing activities
Proceeds from issuance of long-term debt, including revolving line of credit	530,000	100,000
Repayment of long-term debt	(651,713)	(38,768)
Repayments of revolving credit facility	(30,000)	—
Payment of debt issuance costs	(8,044)	(6,289)
Dividends paid on common stock	(31,715)	(30,765)
Repurchase of common stock	(26,130)	(120,452)
Principal payments of finance lease and financing obligations	(6,431)	(8,946)
Proceeds from stock options exercised	3,812	241
Repurchase of restricted stock for tax payments upon vesting	(4,355)	(2,867)
Tax payments for share settlement of restricted stock units	(859)	(955)

Cash flows used in financing activities	(225,435)	(108,801)

Net change in cash, cash equivalents and restricted cash	(124,392)	(100,369)
Cash, cash equivalents and restricted cash at beginning of year	324,984	425,353

Cash, cash equivalents and restricted cash at end of year	$200,592	$324,984

Supplemental disclosures
Interest paid	$73,976	$64,599
Income taxes paid	$28,409	$28,085
Non-cash conversion of accounts receivable to notes receivable	$1,367	$84
Non-cash balance sheet gross-up of receivables and other accrued expenses	$(11,000)	$—

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expenses; gain or loss on disposition of assets; gain or loss on extinguishment of debt; acquisition costs; charges related to stopping the IHOP Flip’d initiative; other EBITDA adjustments; the combined tax effect of the preceding adjustments; and income tax adjustments related to the tax impact from a state settlement (2023) and from the Mid-Atlantic sale (2022), as well as related per share data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income available to common stockholders, as reported	$32,288	$11,040	$94,859	$78,937
Closure and impairment charges	506	(31)	3,594	3,062
Amortization of intangible assets	2,722	2,565	10,924	10,559
Noncash interest expense	791	1,016	3,505	3,226
Loss (gain) on disposition of assets	41	496	2,350	(2,536)
(Gain) loss on extinguishment of debt	—	(1,371)	10	(210)
Acquisition costs	—	5,052	804	6,027
IHOP Flip’d initiative	—	—	5,121	—
Other EBITDA adjustments	863	1,755	3,095	3,268
Net income tax provision for above adjustments	(1,280)	(2,465)	(7,645)	(6,083)
Income tax adjustments	(15,063)	2,833	(15,063)	2,833
Net income allocated to unvested participating restricted stock	257	(272)	(159)	(538)

Net income available to common stockholders, as adjusted	$21,125	$20,618	$101,395	$98,545

Diluted net income available to common stockholders per share:
Net income available to common stockholders	$2.14	$0.72	$6.22	$4.96
Closure and other impairment charges	0.02	(0.00)	0.17	0.14
Amortization of intangible assets	0.13	0.12	0.53	0.49
Non-cash interest expense	0.04	0.05	0.17	0.15
Loss (gain) on disposition of assets	0.00	0.02	0.11	(0.12)
(Gain) loss on extinguishment of debt	—	(0.07)	0.00	(0.01)
Merger and acquisition costs	—	0.24	0.04	0.28
IHOP Flip’d initiative	—	—	0.25	—
Other EBITDA adjustments	0.04	0.08	0.15	0.15
Net income tax provision for above adjustments	(1.00)	0.18	(0.99)	0.18
Net income allocated to unvested participating restricted stock	0.02	(0.02)	(0.01)	(0.03)
Rounding	0.01	0.02	0.01	0.01

Diluted net income available to common stockholders per share, as adjusted	$1.40	$1.34	$6.65	$6.20

Numerator for basic EPS - net income available to common stockholders, as adjusted	$21,125	$20,618	$101,395	$98,545
Effect of unvested participating restricted stock using the two-class method	1	—	—	1

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$21,126	$20,618	$101,395	$98,546

Denominator for basic EPS - weighted-average shares	15,106	15,344	15,233	15,873
Dilutive effect of stock options	—	26	9	28

Denominator for diluted EPS - weighted-average shares	15,106	15,370	15,242	15,901

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Twelve Months Ended December 31,
	2023	2022
	(In thousands)
Cash flows provided by operating activities	$131,140	$89,336
Principal receipts from notes and equipment contracts	9,319	10,615
Net additions to property and equipment	(37,172)	(35,318)

Adjusted free cash flow	103,287	64,633
(Repayment) issuance of long-term debt, net	(151,713)	61,232
Dividends paid on common stock	(31,715)	(30,765)
Repurchase of common stock	(26,130)	(120,452)

	$(106,271)	$(25,352)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, closure and impairment charges, gain or loss on extinguishment of debt, gain or loss on disposition of assets, and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income, as reported	$33,039	$11,351	$97,176	$81,111
Interest charges on finance leases	699	849	2,771	4,519
All other interest charges	20,664	17,813	79,336	67,713
Income tax (benefit) provision	(6,889)	8,009	14,527	33,674
Depreciation and amortization	9,408	9,073	35,630	37,918
Non-cash stock-based compensation	3,823	4,003	11,990	16,131
Closure and impairment charges	506	(31)	3,594	3,062
(Gain) loss on extinguishment of debt	—	(1,371)	10	(210)
Loss (gain) on disposition of assets	41	496	2,350	(2,536)
Merger and acquisition costs	—	5,052	804	6,027
IHOP Flip’d initiative	—	—	5,121	—
Other	864	1,756	3,095	4,463

Adjusted EBITDA	$62,155	$57,000	$256,404	$251,872

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and twelve months ended December 31, 2023 and 2022, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

	(Unaudited)
Applebee’s Restaurant Data
Global Effective Restaurants(a)
Franchise	1,646	1,657	1,659	1,617
Company	—	16	—	56

Total	1,646	1,673	1,659	1,673

System-wide(b)
Domestic sales percentage change(c)	(1.5)%	1.0%	(0.1)%	4.7%
Domestic same-restaurant sales percentage change(d)	(0.5)%	1.7%	0.6%	5.1%

Franchise(b)
Domestic sales percentage change(c)	(0.6)%	3.7%	2.9%	5.3%
Domestic same-restaurant sales percentage change(d)	(0.5)%	1.7%	0.6%	5.1%
Average weekly domestic unit sales (in thousands)	$52.6	$52.5	$54.0	$53.7

IHOP Restaurant Data
Global Effective Restaurants(a)
Franchise	1,639	1,610	1,629	1,597
Area license	157	156	156	156

Total	1,796	1,766	1,785	1,753

System-wide(b)
Sales percentage change(c)	4.2%	3.9%	6.0%	7.7%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	1.6%	2.0%	3.5%	5.8%

Franchise(b)
Sales percentage change(c)	4.1%	3.7%	6.1%	7.7%
Domestic same-restaurant sales percentage change(d)	1.7%	1.6%	3.6%	5.7%
Average weekly unit sales (in thousands)	$39.1	$38.2	$38.5	$37.0

Area License(b)
Sales percentage change(c)	5.2%	6.5%	4.3%	7.9%

(a)

“Effective Restaurants” are the weighted average number of restaurants open in each fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which consist of restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide sales” are retail sales at Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated Applebee’s restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase in franchisees’ reported sales will result in a corresponding increase in our royalty revenue, while a decrease in franchisees’ reported sales will result in a corresponding decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

	(Unaudited)
Reported sales (in millions)

Applebee’s domestic franchise restaurant sales	$1,052.7	$1,059.1	$4,356.6	$4,235.3

Applebee’s company-operated restaurants	—	9.5	—	126.7

IHOP franchise restaurant sales	832.4	799.7	3,258.3	3,070.0

IHOP area license restaurant sales	77.2	73.4	305.3	292.7

Total	$1,962.3	$1,941.7	$7,920.2	$7,724.7

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales in any given fiscal period, compared to the same weeks in the prior fiscal period, for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new restaurant openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

Restaurant Development Activity	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

	(Unaudited)
Applebee’s
Summary - beginning of period:
Franchise	1,652	1,601	1,678	1,611
Company	—	69	—	69

Beginning of period	1,652	1,670	1,678	1,680

Franchise restaurants opened:
Domestic	—	2	3	4
International	2	11	7	12

Total franchise restaurants opened	2	13	10	16

Franchise restaurants permanently closed:
Domestic	(8)	(4)	(36)	(13)
International	(4)	(1)	(10)	(5)

Total franchise restaurants permanently closed	(12)	(5)	(46)	(18)

Net franchise restaurant development (reduction)	(10)	8	(36)	(2)
Refranchised from Company restaurants	—	69	—	69

Net franchise restaurant additions (reductions)	(10)	77	(36)	67

Summary - end of period:
Franchise	1,642	1,678	1,642	1,678
Company	—	—	—	—

Total Applebee’s restaurants, end of period	1,642	1,678	1,642	1,678

Domestic	1,536	1,569	1,536	1,569
International	106	109	106	109

IHOP
Summary - beginning of period:
Franchise	1,638	1,610	1,625	1,595
Area license	156	156	156	156

Total IHOP restaurants, beginning of period	1,794	1,766	1,781	1,751

Franchise/area license restaurants opened:
Domestic franchise	16	14	43	34
Domestic area license	1	1	3	3
International franchise	5	4	16	14

Total franchise/area license restaurants opened	22	19	62	51

Franchise/area license restaurants permanently closed:
Domestic franchise	(2)	(2)	(25)	(14)
Domestic area license	—	(1)	(2)	(3)
International franchise	—	(1)	(2)	(4)

Total franchise/area license restaurants permanently closed	(2)	(4)	(29)	(21)

Net franchise/area license restaurant additions	20	15	33	30

Net increase in franchise/area license restaurants	20	15	33	30

Summary - end of period:
Franchise	1,657	1,625	1,657	1,625
Area license	157	156	157	156

Total IHOP restaurants, end of period	1,814	1,781	1,814	1,781

Domestic	1,696	1,677	1,696	1,677
International	118	104	118	104

As of December 31, 2023, 44 franchise groups operated 131 Fuzzy’s restaurants in 18 states within the United States and we had one company-owned restaurant in Texas, totaling 132 restaurants. Fuzzy’s average weekly sales for the three and twelve months ended December 31, 2023 were $27,406 and $30,547, respectively.

The restaurant counts and activity presented above do not include one domestic Applebee’s ghost kitchen (small kitchens with no store-front presence, used to fill off-premise orders), 10 international Applebee’s ghost kitchens and 33 international IHOP ghost kitchens at December 31, 2023. There were seven domestic and 15 international Applebee’s ghost kitchens and 42 international IHOP ghost kitchens at December 31, 2022.